Exhibit 10.1

SUPPORT AGREEMENT

SUPPORT AGREEMENT (this “Agreement”), dated as of July 26, 2016 between Document Technologies, LLC, a Georgia limited liability company (“Parent”), and St. Denis J. Villere & Company (“Stockholder”).

WHEREAS, in connection with Parent and Purchaser entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Epiq Systems, Inc., a Missouri corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.01 per share, of the Company that Stockholder beneficially owns (the “Shares”). Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT

Section 1.01. Voting Agreement. Unless this Agreement shall have been terminated in accordance with its terms, (i) Stockholder hereby agrees to vote all Shares that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement is submitted for the consideration and vote of the stockholders of the Company and (ii) Stockholder hereby agrees that it will not vote any Shares in favor of and will vote against the approval of any Takeover Proposal. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Stockholder.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of Stockholder, (ii) violate any Applicable Law, (iii) except as may be required by federal securities laws, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iv) result in the imposition of any Lien on any of the Shares, in each case of (ii), (iii) and (iv), that would reasonably be expected to prevent the consummation by Stockholder of the transactions contemplated by this Agreement.

Section 2.03. Ownership of Shares. Stockholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), except pursuant to applicable federal securities laws. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares other than agreements with Stockholder.

Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto, as of the date hereof, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

After the date hereof, and unless and until this Agreement is terminated in accordance with its terms, Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any Contract, option or other arrangement with respect to the sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

Section 4.02. Other Offers. Neither Stockholder nor any of its Subsidiaries shall, and Stockholder shall instruct its Representatives not to (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any material non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise knowingly cooperate with any Third Party that is seeking to make, or has made, a Takeover Proposal; provided, however, that notwithstanding the foregoing, Stockholder may, and may authorize and permit any of its Subsidiaries or Representatives to, take any actions to the extent the Company is permitted to take such actions under Section 5.2(b) of the Merger Agreement.

Section 4.03. Appraisal Rights. Stockholder agrees not to exercise any rights (including under Sections 351.447 and/or 351.455 of the General and Business Corporation Law of Missouri) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Further Assurances. Parent and Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the date of any Company Adverse Recommendation Change, (c) the making of any change, by amendment, waiver, or other modification, by any party, to any provision of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement or that otherwise adversely affects the Stockholder in any material respect, in each case in this clause (c) without the prior written consent of the Stockholder, and (d) the End Date. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

Section 5.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Parent shall reimburse the fees and expenses of legal counsel to Stockholder in connection with this Agreement and the transactions contemplated hereby.

Section 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Missouri.

Section 5.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.07. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.08. Release. In consideration of the agreements set forth in this Agreement, effective as of the Effective Time, Parent hereby, on behalf of itself and its Affiliates (including Purchaser, and, from and after the Effective Time, the Company and its Subsidiaries), successors and assigns (the “Releasors”), unequivocally, unconditionally and irrevocably releases and discharges Stockholder and its Affiliates, and each of their respective shareholders, partners, members, officers, directors, employees, advisors, agents, successors and assigns (the “Releasees”), from any and all actions, causes of action, choses in action, cases, claims, suits, debts, dues, damages, judgments and liabilities, of any nature whatsoever, in Law, at equity or otherwise, whether direct, derivative or otherwise, which have been asserted against a Releasee or which, whether currently known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden, the Releasors ever could have asserted or ever could assert, in any capacity whatsoever, whether as shareholder or otherwise, either for itself or as an assignee, heir, executor, trustee, administrator, successor or otherwise for or on behalf of any other Person, against the Releasees, arising out of or relating to any acts, omissions, claims, transactions or occurrences whatsoever, up to and including the Effective Time, including in connection with the transactions contemplated by the Merger Agreement (the “Released Claims”); and the Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any Released Claim. Parent shall not make, and shall not permit any of the Releasors to make, any claim or demand, or commence any action, claim, suit or proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against any Releasee.

Section 5.09. Capacity. Stockholder is signing this Agreement solely in Stockholder’s capacity as a beneficial stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of Stockholder or any Affiliate, employee, designee or Representative of Stockholder or any of its Affiliates in any other capacity, including, if applicable, as an officer or director of the Company or any of its Subsidiaries.

Section 5.10. Legal Counsel. The parties hereto acknowledge that Kirkland & Ellis LLP (“Kirkland”) has represented only the Company in connection with the negotiation and execution of the Merger Agreement and the ancillary agreements and transactions contemplated thereby, and that Kirkland has not undertaken to represent any other party in connection therewith.

Section 5.11. No Agreement Until Executed. Irrespective of negotiations among the parties of drafts of this Agreement, this Agreement shall not constitute or be deemed to be evidence of a Contract, agreement, arrangement or understanding between the parties hereto unless and until this Agreement and the Merger Agreement is executed by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Support Agreement to be duly executed as of the day and year first above written.

DOCUMENT TECHNOLOGIES, LLC

By:	/s/ John W. Davenport Jr.
Name:	John W. Davenport Jr.
Title:	President & Chief Executive Officer

[Support Agreement Signature Page]

ST. DENIS J. VILLERE & COMPANY, L.L.C.

By:	/s George Young
Name:	George Young
Title:	Member

Class of Stock	Shares Owned
Common	5,043,628

[Support Agreement Signature Page]